EXHIBIT 10.3

/stamped/ Recorded Patent and Trademark Office May 16, 1991
Reel 5709 Frame 719

                             ASSIGNMENT OF INVENTION

         In consideration of the payment by Assignee to Assignor of the sum of One Dollar ($1.00), the receipt of which is hereby acknowledged, and for other good and valuable consideration, ALFRED T. SAPSE, a citizen of the U.S.A., whose full post office address is 2 Palm Bay Court, Apt. 6G, Miami, Florida 33138 (the "Assignor"), hereby sells, assigns and transfers to SPRECTRUM PHARMACEUTICAL CORPORATION, a Florida, U.S.A. corporation, whose full post office address is 19101 Mystic Pointe Drive, #1103, Aventura, Florida 33180 (the "Assignee") and any successors, assigns and legal representatives of the Assignee, the entire right, title and interest for the United States and its territorial possessions and in all foreign countries in and to any and all improvements which are disclosed in the invention entitled "Protected Complex of Procaine for the Treatment of Symptoms from Narcotics Addiction, Tinnitus and Alzheimer's Disease" and which is found in U.S. Patent No. 4,956,391 of September 11, 1990 and the invention entitled "Protected Complex of Procaine for the Treatment of Symptoms from Narcotics Addiction, Tinnitus and Alzheimer's Disease" which is found in U.S. Patent Application Serial No. 07/578,030 of September 5, 1990 and any legal equivalents thereof in a foreign country, including the right to claim priority, and in and to all Letters Patents obtained or to be obtained for said inventions by the above patents or their respective applications or any continuation, division, renewal, substitute, reissue or reexamination thereof.

         Assignor hereby covenants that no assignment, sale, agreement or encumbrance has been or will be made or entered into which would conflict with this assignment.

         Assignor further covenants that Assignee will, upon its request, be provided promptly with all pertinent facts and documents relating to said inventions and said Letters Patents and legal equivalents as may be known and accessible to Assignor and will testify as to the same in any interference, litigation or proceeding related thereto and will promptly execute and deliver to Assignee or its legal representatives any and all papers, instruments or affidavits required to apply for, obtain, maintain, issue and enforce said applications, said inventions and said Letters Patents and said equivalents thereof which may be necessary or desirable to carry out the purposes thereof.

         IN WITNESS WHEREOF, we have hereunto set hand and seal this 30th day of April, 1991.

/s/ ALFRED T. SAPSE
-------------------
ALFRED T. SAPSE
STATE OF FLORIDA
COUNTY OF DADE

         Before me, a Notary Public authorized to take acknowledgements in the state and county set forth above, personally appeared ALFRED T. SAPSE, known to be and known by me to be the person who executed the within document.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, in the state and county aforesaid, this 30th day of April, 1991.

My commission expires:

/stamped/ SEAL
/s/ Janet Kirschenbaum
NOTARY PUBLIC